Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Monday, November 7, 2005	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2005 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), reported third quarter net income of $118,000 or $0.02 per Class A Unit, on total revenues of $3.7 million., as compared to a loss of $817,000 or ($0.11) per Class A Unit on $3.3 million in revenues for the same period last year. The improved earnings are mainly attributable to a 2004 nut price adjustment and lower general and administrative expenses. Net cash flow for the third quarter of 2005 was $609,000 as compared to negative cash flow of $107,000 for the third quarter of 2004.

The Partnership recently completed a review of the 2004 Mauna Loa Macadamia Nut Corporation (“Mauna Loa”) nut price in accordance with its rights under the respective nut purchase contracts. As a result of that review, the Partnership raised objections to certain costs that had been reflected in the calculation. The parties agreed to increase the 2004 nut price by approximately three cents per pound or $552,000, which was paid to the Partnership on October 15, 2005.  General and administrative costs were lower due to legal fees of $450,000 incurred in the prior year to prevent the acquisition of the assets of Mac Farms of Hawaii by Mauna Loa.

Nut revenues, including the 2004 adjustment, were $2.8 million for the three months ended September 30, 2005, compared to $2.5 million in the prior year. The third quarter harvest was 4.2 million pounds or 17% lower than the quarter ended September 30, 2004, and 39% below the historical average for this period. Farming service revenues were $897,000 or 19% higher than the third quarter of last year.

For the first nine months of 2005, revenues were $8.3 million with net income of $117,000 or ($0.02) per Class A Unit. Total revenues in the first nine months of 2004 were $6.1 million and the net loss was $1.1 million, or ($0.14) per Class A Unit.

The continued drought in Hawaii has resulted in a smaller crop in the Keaau region and a late harvest in the Ka’u region, which may defer some deliveries from 2005 to 2006.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Macadamia nut sales	$2,840	$2,521	$5,464	$3,830
Contract farming revenue	897	754	2,830	2,284
Total revenues	3,737	3,275	8,294	6,114
Cost of goods and services sold	3,129	3,342	6,841	5,833
Gross income	608	(67)	1,453	281
General and administrative expenses	409	713	955	1,230
Costs expensed under management contract with related party	—	—	326	—
Operating income (loss)	199	(780)	172	(949)
Interest expense	(61)	(40)	(155)	(122)
Interest income	1	—	4	7
Other income	—	1	147	1
Income (loss) before tax	139	(819)	168	(1,063)
Income tax expense	21	(2)	51	10
Net income (loss)	$118	$(817)	$117	$(1,073)

Net cash flow (as defined in the Partnership Agreement)	$608	$(107)	$674	$(448)

Net income (loss) per Class A Unit	$0.02	$(0.11)	$0.02	$(0.14)

Net cash flow per Class A Unit	$0.08	$(0.01)	$0.09	$(0.06)

Cash distributions per Class A Unit	$0.05	$0.05	$0.15	$0.15

Class A Units outstanding	7,500	7,500	7,500	7,500